        The information in this Prospectus Supplement is not complete and may be changed.

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-18473
                 SUBJECT TO COMPLETION, DATED DECEMBER 15, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 15, 1998)

                                  $75,000,000
                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                         SENIOR NOTES,   % DUE

                                     [LOGO]
------------------------------------------------------------

    This is a public offering by Central Illinois Public Service Company, known as AmerenCIPS since December 31, 1997 (the "Company"), of $75,000,000 of Senior
Notes,   % Due     (the "Notes"). Interest on the Notes is payable semi-annually
on         and         of each year, beginning         , 1999. The Company may
redeem all or part of the Notes at any time at the greater of their principal amount or the discounted present value of the remaining scheduled payments of principal and interest plus accrued and unpaid interest.

    Until the Release Date, the Notes will be secured by the Company's First Mortgage Bonds, Senior Notes Series AA (the "Series AA Senior Note Mortgage Bonds") issued and delivered to the Trustee under the Indenture. On the Release Date, the Notes will cease to be secured by the Series AA Senior Note Mortgage Bonds, will become unsecured and unsubordinated obligations of the Company and will rank on a parity with other unsecured indebtedness of the Company unless otherwise secured as described in the attached Prospectus.

    The Notes should be delivered on or about December   , 1998 through the
book-entry facilities of The Depository Trust Company.

                                                             Per Note                         Total
                                                  ------------------------------  ------------------------------
Offering Price..................................                      %                    $
Underwriting Discount...........................                      %                    $
Proceeds to Company.............................                      %                    $

    The offering price set forth above does not include accrued interest. Interest on the Notes will accrue from December 1, 1998 and must be paid by the purchaser at the time the Notes are delivered.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

December   , 1998

    You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these Notes in any state where the offer is not permitted.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

                                                 PROSPECTUS SUPPLEMENT

The Company................................................................................................         S-3

Use of Proceeds............................................................................................         S-3

Capitalization.............................................................................................         S-3

Description of Notes.......................................................................................         S-4

Underwriting...............................................................................................         S-5

                                                       PROSPECTUS

The Company................................................................................................           3

Where You Can Find More Information........................................................................           3

Ratios of Earnings to Fixed Charges........................................................................           4

Use of Proceeds............................................................................................           4

Description of Senior Notes................................................................................           5

Description of Senior Note Mortgage Bonds..................................................................          14

Book-Entry System..........................................................................................          19

Plan of Distribution.......................................................................................          21

Legal Opinions.............................................................................................          22

Experts....................................................................................................          22

                                  THE COMPANY

    The Company was organized in 1902 under the laws of the State of Illinois. The Company is a public utility operating company engaged in the sale of electricity and natural gas in portions of central and southern Illinois. The Company generates, transmits and distributes electricity and, through interchange agreements with other utility systems, purchases and sells power on a firm basis, in emergency situations or when economical to do so. The Company sells natural gas, which it purchases from suppliers and distributes in various parts of the territory served, and transports natural gas purchased by end-users directly from suppliers. The Company furnishes electric service to about 323,000 retail customers and natural gas service to about 170,000 retail customers. For the year ended December 31, 1997, the Company derived approximately 82% of its operating revenues from its electric business and 18% from its natural gas business. The Company became a subsidiary of Ameren Corporation following the completion of the merger between CIPSCO Incorporated (formerly the parent holding company of the Company) and Union Electric Company on December 31, 1997.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes offered hereby are estimated to
be $      . The net proceeds will be used by the Company (i) to redeem the
Company's $33 million aggregate principal amount of First Mortgage Bonds, Series W, 8 1/2%, due May 15, 2022, at a price of 105.95%, plus accrued interest to the date of redemption, (ii) to repay approximately $21 million of indebtedness outstanding under an unsecured bank credit agreement that bears interest at an average annualized rate of 6.15% and (iii) for other general corporate purposes.

                                 CAPITALIZATION

    The following table shows the capitalization of the Company at September 30, 1998 and as adjusted to reflect the issuance of the Notes and the application of the net proceeds thereof as described above under "Use of Proceeds."

                                                            ACTUAL       % OF TOTAL     AS ADJUSTED     % OF TOTAL
                                                           (000'S)     CAPITALIZATION     (000'S)     CAPITALIZATION
                                                         ------------  ---------------  ------------  ---------------
                                                                                 (UNAUDITED)
Long-term Debt:
    First Mortgage Bonds (1)...........................  $    306,000          26.1%    $    273,000          22.8%
    Senior Notes offered hereby........................       --             --               75,000           6.3
    Other Long-term Debt...............................       201,635          17.2          180,635          15.1
Preferred Stock (without sinking fund).................        80,000           6.8           80,000           6.7
Common Stockholder's Equity............................       586,317          49.9          586,317          49.1
                                                         ------------         -----     ------------         -----
        Total Capitalization...........................  $  1,173,952         100.0%    $  1,194,952         100.0%
                                                         ------------         -----     ------------         -----
                                                         ------------         -----     ------------         -----

------------------------

(1) Excludes current maturities of First Mortgage Bonds of $60 million.

                              DESCRIPTION OF NOTES

PRINCIPAL AMOUNT, MATURITY AND INTEREST

    The Company is issuing $75,000,000 of Notes which will mature on December
  ,     . The Company will pay interest on the Notes on             to holders
of record on the preceding       and on       to holders of record on the
preceding               . The first interest payment date is             , 1999.
Interest accrues from December 1, 1998 at the rate per annum set forth on the cover page of this Prospectus Supplement. The Notes will be represented by one Global Security, in registered form, without coupons, and will be registered in the name of a nominee of The Depository Trust Company. See "Book-Entry System" in the attached Prospectus.

OPTIONAL REDEMPTION

    The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that the Company has not yet made on the Notes (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)
at the Adjusted Redemption Treasury Rate (as defined below) plus   basis points,
plus accrued interest thereon to the date of redemption. The Company must provide the holders of Notes to be redeemed with a notice of redemption at least 30 and not more than 60 days before the redemption date.

    "Adjusted Redemption Treasury Rate" means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

    "Comparable Redemption Treasury Issue" means, with respect to each Note to be redeemed, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of such Note to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Note.

    "Comparable Redemption Treasury Price" means, with respect to any redemption date, (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

    "Quotation Agent" means one of the Redemption Reference Treasury Dealers appointed as such agent by the Company.

    "Redemption Reference Treasury Dealer" means Lehman Brothers Inc. and four other primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer") selected by the Company.

    "Redemption Reference Treasury Dealer Quotations" means, with respect to each Redemption Reference Treasury Dealer and any redemption date, the offer price for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

SECURITY

    Upon the issuance of the Notes, the Company will simultaneously issue and deliver to the Trustee, as security for all Notes, the Series AA Senior Note Mortgage Bonds. The Series AA Senior Note Mortgage Bonds will have the same interest rate, interest payment dates, stated maturity date, repayment provisions and redemption provisions, and will be in the same aggregate principal amount, as the Notes.

    Payment by the Company to the Trustee of principal of, premium, if any, and interest on, the Series AA Senior Note Mortgage Bonds will be applied by the Trustee to satisfy the Company's obligations with respect to principal of, premium, if any, and interest on, the Notes. As provided in the First Mortgage Indenture, the Company's obligations to make payments with respect to the principal of, premium, if any, and interest on the Series AA Senior Note Mortgage Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and interest on the Notes shall have been fully or partially paid or there shall have been deposited with the Trustee pursuant to the Indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, and interest on the Notes.

    Please refer to "Description of Senior Notes--Security; Release Date" in the attached Prospectus for a description of the circumstances under which all or part of the Senior Note Mortgage Bonds will cease to be held by the Trustee as security for the Senior Notes. As explained in the attached Prospectus, the Senior Notes will cease to be secured by the Senior Note Mortgage Bonds on the Release Date and will become unsecured and unsubordinated general obligations of the Company. The Release Date will be the date that all First Mortgage Bonds of the Company issued and outstanding under the First Mortgage Indenture, other than Senior Note Mortgage Bonds, have been retired (at, before or after the maturity thereof) through payment, redemption or otherwise (including those First Mortgage Bonds deemed to be paid within the meaning of the First Mortgage Indenture). The Senior Notes can become secured by certain property of the Company from and after the Release Date as explained in the attached Prospectus under "Description of Senior Notes--Certain Covenants of the Company--Limitation on Liens."

ADDITIONAL INFORMATION

    See "Description of Senior Notes" and "Description of Senior Note Mortgage Bonds" in the attached Prospectus for additional important information about the Notes and the Series AA Senior Note Mortgage Bonds. That information includes additional information about the terms of the Notes and the Series AA Senior Note Mortgage Bonds, including security and the lien of the First Mortgage Indenture, general information about the Indenture, the First Mortgage Indenture and the trustees, a description of certain restrictions and covenants contained in the Indenture and the First Mortgage Indenture and a description of events of default under the Indenture and the First Mortgage Indenture.

                                  UNDERWRITING

    Lehman Brothers Inc. (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to it, the Notes. The underwriting agreement provides that the obligation of the Underwriter is subject to certain conditions as therein set forth. The Underwriter will be obligated to purchase all the Notes if any of the Notes are purchased.

    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Notes to the public initially at the offering price set forth on the cover of this Prospectus Supplement
and to certain dealers at such price less a selling concession of   % of the
principal amount of the Notes. The Underwriter may allow, and each such dealer
may reallow, to other dealers a concession not exceeding   % of the principal
amount of the Notes. After the initial public offering, such offering price and such concession and reallowance may be changed.

    In connection with the offering made hereby, the Underwriter may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriter in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Underwriter involve the sale by the Underwriter of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Underwriter also may impose a penalty bid, whereby the Underwriter may reclaim selling concessions allowed to broker-dealers in respect of the Notes sold in the offering if the Underwriter in stabilizing or covering transactions repurchases such Notes. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that it intends to make a market in the Notes but is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The Notes will not be listed on any securities exchange.

    The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933.

    The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $195,000.

PROSPECTUS

                                  $75,000,000
                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                                  SENIOR NOTES

                            ------------------------

Central Illinois Public Service Company, known as AmerenCIPS since December 31, 1997 (the "Company"), intends to offer at one or more times senior notes (the "Senior Notes") with an aggregate principal amount not to exceed $75,000,000. The Company will provide the specific terms of the Notes in supplements to this prospectus. Investors should read this prospectus and the supplements carefully before investing. The principal executive offices of the Company are located at 607 East Adams Street, Springfield, Illinois 62739 and its telephone number is 217-523-3600.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               December 15, 1998

                               TABLE OF CONTENTS

The Company............................................................................          3
Where You Can Find More Information....................................................          3
Ratios of Earnings to Fixed Charges....................................................          4
Use of Proceeds........................................................................          4
Description of Senior Notes............................................................          5
Description of Senior Note Mortgage Bonds..............................................         14
Book-Entry System......................................................................         19
Plan of Distribution...................................................................         21
Legal Opinions.........................................................................         22
Experts................................................................................         22

                                  THE COMPANY

    The Company was organized in 1902 under the laws of the State of Illinois. The Company is a public utility operating company engaged in the sale of electricity and natural gas in portions of central and southern Illinois. The Company generates, transmits and distributes electricity and, through interchange agreements with other utility systems, purchases and sells power on a firm basis, in emergency situations or when economical to do so. The Company sells natural gas, which it purchases from suppliers and distributes in various parts of the territory served, and transports natural gas purchased by end-users directly from suppliers. The Company furnishes electric service to about 323,000 retail customers and natural gas service to about 170,000 retail customers. For the year ended December 31, 1997, the Company derived approximately 82% of its operating revenues from its electric business and 18% from its natural gas business. The Company became a subsidiary of Ameren Corporation ("Ameren") following the completion of the merger between CIPSCO Incorporated (formerly the parent holding company of the Company) and Union Electric Company on December 31, 1997.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is part of the Registration Statement, but the Registration Statement also contains additional information and exhibits. The Company also files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement and any document that the Company files at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Commission's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as the Company) that file documents with the Commission electronically. The documents can be found by searching the EDGAR Archives with the Commission electronically. The documents can be found by searching the EDGAR Archives at the Commission's web site.

    The Commission allows the Company to "incorporate by reference" the information that it files with the Commission which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Later information that the Company files with the Commission will automatically update and supersede this information. The Company incorporates by reference the documents below:

    - Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K").

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (as amended on December 15, 1998).

    - Current Reports on Form 8-K dated January 20, 1998, June 12, 1998 (as amended on June 23, 1998) and September 24, 1998.

    - Any future filings made with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if the filings are made prior to the time that all of the Senior Notes are sold.

    You may request a free copy of these filings by writing or telephoning us at the following address:

    Central Illinois Public Service Company
    Attention: Secretary's Department
    P.O. Box 66149
    St. Louis, Missouri 63166-6149
    Telephone: 314-554-2715

    You should read and rely only on the information incorporated by reference or provided in this prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. The Company is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges before income taxes. For the purposes of such computations (i) earnings consist of net income plus fixed charges and income taxes and (ii) fixed charges consist of interest on long-term debt, net of amortization of debt discount, premium and expenses, interest on provision for revenue refunds and other interest charges.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------------------
                                                                           1993       1994       1995       1996       1997
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                              (UNAUDITED)
Ratio of Earnings to Fixed Charges.....................................       4.82       4.92       4.41       4.30    3.64(1)

                                                                           TWELVE
                                                                           MONTHS
                                                                           ENDED
                                                                         SEPTEMBER
                                                                          30, 1998
                                                                         ----------

Ratio of Earnings to Fixed Charges.....................................     3.99(1)

------------------------

(1) Net income for the year ended December 31, 1997 and the twelve months ended September 30, 1998 was affected by the Company's recording in the fourth quarter of 1997 of an extraordinary charge to earnings ($25 million, net of income taxes) for the write-off of generation-related regulatory assets and liabilities as a result of electric industry restructuring legislation enacted in Illinois in December 1997.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Senior Notes will be used (i) in connection with the payment at maturity or the redemption, refunding, refinancing or purchase of certain outstanding long-term debt, including without limitation, bank borrowings and first mortgage bonds of the Company (the "Prior Debt") and (ii) for general corporate purposes (including payment of short-term debt incurred to finance construction expenditures and for issuance costs). The specific allocation of the net proceeds of a particular series of Senior Notes and information relating to the particular Prior Debt, if any, to be paid at maturity, redeemed, refunded, refinanced or purchased will be described in the Prospectus Supplement related thereto. In case of the redemption, refunding or purchase of Prior Debt consisting of first mortgage bonds, proceeds of the Senior Notes may be applied to pay any redemption premium or purchase price in excess of the principal amount.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

    Each series of Senior Notes is to be an initial issue of a new series of debt securities issued under, and secured by, the Indenture dated as of December 1, 1998, as it may be amended or supplemented (collectively, the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture which is an exhibit to the Registration Statement of which this Prospectus is a part and which is incorporated herein by this reference.

    Until the Release Date (as defined below), all of the Senior Notes outstanding under the Indenture will be secured by one or more series of the Company's Senior Note Mortgage Bonds (as defined below) issued and delivered by the Company to the Trustee. See "--Security; Release Date." ON THE RELEASE DATE, THE SENIOR NOTES WILL CEASE TO BE SECURED BY THE SENIOR NOTE MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE COMPANY. The Indenture provides that, in addition to the Senior Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the principal amount of Senior Notes that may be issued and outstanding under the Indenture cannot exceed the principal amount of Senior Note Mortgage Bonds then held by the Trustee. See "Description of Senior Note Mortgage Bonds--Issuance of Additional First Mortgage Bonds."

    There is no requirement under the Indenture that future issuances of debt securities of the Company be issued exclusively under the Indenture, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issuances of Senior Notes, in connection with future issuances of such other debt securities.

    The Indenture provides that the Senior Notes will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issuance of Senior Notes will specify: (1) the designation and aggregate principal amount of such Senior Notes; (2) the original issue date for such Senior Notes and the date on which such Senior Notes will mature; (3) the interest rate or rates, or method of calculation of such rate or rates, for such Senior Notes, and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest if other than the fifteenth day of the calendar month next preceding each interest payment date; (6) the terms, if any, regarding the optional or mandatory redemption of such Senior Notes, including redemption date or dates of such Senior Notes, if any, and the price or prices applicable to such redemption; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which such Senior Notes may be repaid, in whole or in part, at the option of the holder thereof; (8) if prior to the Release Date, the designation of the related series of Senior Note Mortgage Bonds being delivered to the Trustee in connection with the issuance of such Senior Notes; and (9) any other terms of such Senior Notes not inconsistent with the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

    There are no provisions in the Indenture or the Senior Notes that require the Company to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protect the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company.

REGISTRATION, TRANSFER AND EXCHANGE

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Senior Notes will initially be issued in the form of one or more global securities (each, a "Global Security" and, collectively, the "Global Securities"), in registered form, without coupons, as described under "Book-Entry System." The Global Securities will be registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository (the "Depository"), and deposited with, or on behalf of, the Depository. Except as set forth herein under "Book-Entry System," owners of beneficial interests in a Global Security will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Notes and will not be considered the registered holder thereof under the Indenture.

    Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for exchange or registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for such purpose with respect to any series of Senior Notes, without service charge but upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company and the Trustee being satisfied with the documents of title and indemnity of the person making the request.

    In the event of any redemption of Senior Notes of any series, the Trustee will not be required to exchange or register a transfer of any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed.

PAYMENT AND PAYING AGENTS

    Principal of and interest and premium, if any, on Senior Notes issued in the form of Global Securities will be paid in the manner described below under "Book-Entry System."

    Unless otherwise indicated in the applicable Prospectus Supplement, interest on Senior Notes (other than interest at maturity) that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears in the register for the Senior Notes maintained by the Trustee; provided, however, a holder of Senior Notes of one or more series under the Indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable Prospectus Supplement, the principal of, and interest at maturity and premium, if any, on Senior Notes in the form of certificated securities will be payable in immediately available funds at the office of the Trustee or at the authorized office of any paying agent upon presentation and surrender of such Senior Notes.

    All monies paid by the Company to the Trustee for the payment of principal of, interest or premium, if any, on any Senior Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company, subject to applicable abandoned property laws, and the holder of such Senior Note will thereafter look only to the Company for payment thereof.

    In any case where the date of maturity of the principal of or any premium or interest on any Senior Note or the date fixed for redemption of any Senior Note is not a Business Day, then payment of such principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the Senior Note is stated to be payable to such next succeeding Business Day.

REDEMPTION PROVISIONS

    Any terms for the optional or mandatory redemption of the Senior Notes will be indicated in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than, all the Senior Notes of a series are to be redeemed, the particular Senior Notes to be redeemed will be selected by the Trustee in such manner as it shall deem appropriate and fair.

    Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such Senior Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes.

SECURITY; RELEASE DATE

    Until the Release Date, the Senior Notes will be secured by one or more series of the Company's first mortgage bonds (the "Senior Note Mortgage Bonds") issued and delivered by the Company to the Trustee (see "Description of Senior Note Mortgage Bonds"). Upon the issuance of a series of Senior Notes before the Release Date, the Company will simultaneously issue and deliver to the Trustee, as security for all the Senior Notes being issued, a series of Senior Note Mortgage Bonds that will have the same stated maturity date and mandatory redemption provisions, and will be in the same aggregate principal amount as the series of the Senior Notes being issued. Any series of Senior Note Mortgage Bonds may, but need not, bear interest. The series of Senior Note Mortgage Bonds to be issued to the Trustee concurrently with the issuance of the related series of Senior Notes will bear interest at the same rate as is borne by such series of Senior Notes. Payment by the Company to the Trustee of principal of, premium, if any, and interest on, a series of Senior Note Mortgage Bonds will be applied by the Trustee to satisfy the Company's obligations with respect to principal of, premium, if any, and interest on, the related series of Senior Notes.

    THE RELEASE DATE WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS OF THE COMPANY (THE "FIRST MORTGAGE BONDS") ISSUED AND OUTSTANDING UNDER THE FIRST MORTGAGE INDENTURE (AS DEFINED BELOW), OTHER THAN SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE (INCLUDING THOSE FIRST MORTGAGE BONDS DEEMED TO BE PAID WITHIN THE MEANING OF THE FIRST MORTGAGE INDENTURE). ON THE RELEASE DATE, THE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND NOT LATER THAN 30 DAYS THEREAFTER, WILL PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME UNSECURED AND UNSUBORDINATED GENERAL OBLIGATIONS OF THE COMPANY.

    Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of the Company, all of which are secured by a lien on certain property owned by the Company. See "Description of Senior Note Mortgage Bonds--Security." Upon the payment or cancellation of any outstanding Senior Notes, the Trustee shall surrender to the Company for cancellation an equal principal amount of the related series of Senior Note Mortgage Bonds. The Company will not permit, at any time prior to the Release Date, the aggregate principal amount of Senior Note Mortgage Bonds held by the Trustee to be less than the aggregate principal amount of Senior Notes then outstanding. Following the Release Date, the Company will cause the First Mortgage Indenture to be discharged and the Company will not issue any additional First Mortgage Bonds under the First Mortgage Indenture. While the Company will be precluded after the

Release Date from issuing additional First Mortgage Bonds, the Company will not be precluded under the Indenture or Senior Notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "Certain Covenants of the Company--Limitation on Liens" and except as otherwise indicated in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

    The following constitute events of default under the Indenture: (a) default in the payment of principal of and premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due and payable which continues for sixty days; (c) default in the performance or breach of any other covenant or warranty of the Company in the Senior Notes or in the Indenture and the continuation thereof for ninety days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes; (d) prior to the Release Date, the occurrence of a default as defined in the First Mortgage Indenture; provided, however, that the waiver or cure of such default under the First Mortgage Indenture and the rescission and annulment of the consequences thereof under the First Mortgage Indenture shall constitute a waiver of the corresponding event of default under the Indenture and a rescission and annulment of the consequences thereof under the Indenture; and (e) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of the Company.

    If an event of default under the Indenture occurs and is continuing, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare, by notice in writing, the principal amount of and interest on all Senior Notes to be due and payable immediately. Upon such acceleration of the Senior Notes, the Senior Note Mortgage Bonds shall be immediately redeemable upon demand of the Trustee (and surrender thereof to the Mortgage Corporate Trustee (as defined herein)) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. See "Description of Senior Note Mortgage Bonds--Redemption Provisions." At any time after an acceleration of the Senior Notes has been declared, but before a judgment or decree for the payment of the principal amount of the Senior Notes has been obtained (and provided the acceleration of all Senior Note Mortgage Bonds has not occurred), if the Company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes.

    The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Senior Notes unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. The holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default under the Indenture. The Indenture provides that no holder of Senior Notes may institute any action against the Company under the Indenture unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of Senior Notes shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Senior Notes. Notwithstanding that the right of a holder of Senior Notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such

Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder of Senior Notes. The Indenture provides that the Trustee, within 90 days after it receives notice of the occurrence of a default with respect to the Senior Notes, is required to give the holders of the Senior Notes notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. The Company is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Indenture.

MODIFICATION

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the maturity date of any Senior Note; (ii) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (iii) reduce the principal amount of, or premium payable on, any Senior Note; (iv) change the coin or currency of any payment of principal of, or any premium or interest on, any Senior Note; (v) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; (vi) impair the interest of the Trustee in the Senior Note Mortgage Bonds held by it or, prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds securing the Senior Notes to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the holders of the Senior Notes; or (vii) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Indenture or to waive any past default to less than a majority. Modification and amendment of the Indenture may be effected by the Company and the Trustee without the consent of the holders in certain cases, including (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Indenture; (b) to add further security for the Senior Notes; (c) to add provisions enabling the Company to be released with respect to one or more series of outstanding Senior Notes from its obligations under the covenants described under "Certain Covenants of the Company--Limitation on Liens" and "--Limitation on Sale and Lease-Back Transactions" and "Consolidation, Merger and Sale or Disposition of Assets" below, upon satisfaction of conditions with respect to such series of Senior Notes that are the same as those described below under "--Defeasance and Discharge" (except that the opinion of tax counsel referred to therein need not be based upon an External Tax Pronouncement (as defined in the Indenture)); (d) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or (e) to make any other change that is not prejudicial to the holders of Senior Notes.

    A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of Senior Notes, or which modifies the rights of the holders of Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Indenture of the holders of Senior Notes of any other series.

DEFEASANCE AND DISCHARGE

    The Indenture provides that the Company will be discharged from any and all obligations in respect of the Senior Notes and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, the Company irrevocably deposits with the Trustee, in trust for the benefit of holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Indenture and the Senior Notes; provided that, unless all of the Senior Notes are to be due within 90 days of such deposit by redemption or otherwise, the Company shall also have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such defeasance or discharge of the Indenture. Thereafter, the holders of Senior Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

    The Company will not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety to any person unless (i) the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia, (ii) the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the Senior Notes and the performance of every covenant of the Indenture to be performed or observed by the Company and (iii) prior to the Release Date, the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes the Company's obligations under the First Mortgage Indenture with respect to the Senior Note Mortgage Bonds. Upon any such consolidation, merger, sale, transfer or other disposition of the properties of the Company substantially as an entirety, the successor corporation formed by such consolidation or into which the Company is merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation or person had been named as the Company therein and the Company will be released from all obligations under the Indenture. For purposes of the Indenture, the conveyance or other transfer by the Company of (a) all or any portion of its facilities for the generation of electric energy, (b) all of its facilities for the transmission of electric energy or (c) all of its facilities for the distribution of natural gas, in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety.

CERTAIN COVENANTS OF THE COMPANY

    LIMITATION ON LIENS

    The Indenture provides, so long as any Senior Notes are outstanding, the Company may not issue, assume, guarantee or permit to exist after the Release Date any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of the Company, whether owned at the date of the Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if the Company shall so determine, any other indebtedness of the Company ranking senior to, or equally with, the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

    The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such

Operating Property); (2) Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of all or substantially all its properties (or those of a division) to, the Company; (3) Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any State, or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of the Company with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of the Company; or (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of "--Limitation on Sale and Lease-Back Transactions" below), does not exceed 15% of Capitalization.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    The Indenture provides that so long as any Senior Notes are outstanding, the Company may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition and the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "--Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the second sentence of the second paragraph under "--Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased, to the retirement of Senior Notes or other Debt of the Company ranking senior to, or equally with, the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

    CERTAIN DEFINITIONS

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close.

    "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Company: (i) liabilities for Debt maturing more than twelve (12) months from the date of determination; and
(ii) common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury. Subject to the foregoing, Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by independent accountants regularly retained by the Company, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

    "Debt" means any outstanding debt for money borrowed of the Company evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

    "Operating Property" means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with GAAP (as defined in the Indenture), excluding, in either case, any interest of the Company as lessee under any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP.

    "Sale and Lease-Back Transaction" means any arrangement, other than arrangements first entered into prior to the date of the Indenture, with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person; provided, however, Sale and Lease-back Transaction does not include any arrangement first entered into prior to the date of the Indenture.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction and (ii) the net book value of such property, as determined in accordance with generally accepted accounting principles by the Company at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY TRUSTEE

    The Trustee, as the holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the First Mortgage Indenture, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent. So long as no event of default under the Indenture shall have occurred or be continuing, the Trustee shall vote all Senior Note Mortgage Bonds then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other First Mortgage Bonds outstanding under the First Mortgage Indenture, the holders of which are eligible to vote or consent; provided, however, that the Trustee shall not so vote in favor of, or so consent to, any amendment or modification of the First Mortgage Indenture which, if it were an amendment or modification of the Indenture, would require the consent of holders of Senior Notes as described under

"--Modification," without the prior consent of holders of Senior Notes that would be required for such an amendment or modification of the Indenture.

RESIGNATION OR REMOVAL OF TRUSTEE

    The Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Trustee and such specified day.

    The Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, so long as no Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default has occurred and is continuing, the Company may remove the Trustee upon notice to the holder of each Senior Note outstanding and the Trustee, and appointment of a successor Trustee.

CONCERNING THE TRUSTEE

    The Company and its affiliates maintain corporate trust and other normal banking relationships with The Bank of New York. The Indenture provides that the Company's obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Trustee as such.

GOVERNING LAW

    The Indenture and each Senior Note will be governed by New York law.

                   DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

GENERAL

    Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds issued under the Indenture of Mortgage or Deed of Trust dated October 1, 1941 between the Company and U.S. Bank Trust National Association, Chicago, Illinois, as successor trustee (the "Mortgage Corporate Trustee"), and an individual successor co-trustee (collectively, the "Mortgage Trustees"), as amended and supplemented and as to be further amended by one or more supplemental indentures with respect to the Senior Note Mortgage Bonds (such Indenture of Mortgage, as supplemented and as to be supplemented, is herein referred to as the "First Mortgage Indenture"). The following summaries of certain provisions of the First Mortgage Indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the First Mortgage Indenture which is an exhibit to the Registration Statement of which this Prospectus is a part and which is incorporated herein by this reference.

    The Senior Note Mortgage Bonds will be issued as security for the Company's obligations under the Indenture and will be immediately delivered to, and registered in the name of, the Trustee. The Indenture provides that the Trustee shall not transfer any Senior Note Mortgage Bonds except to a successor trustee, to the Company (as provided in the Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of the Company. The Trustee shall generally vote the Senior Note Mortgage Bonds proportionately with what it believes to be the vote of all other First Mortgage Bonds then outstanding, as described under "Description of Senior Notes--Voting of Senior Note Mortgage Bonds Held by Trustee."

    The Senior Note Mortgage Bonds will correspond to the corresponding series of Senior Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal of or premium, if any, or interest on the Senior Notes, Senior Note Mortgage Bonds of the corresponding series in a principal amount equal to the principal amount of such Senior Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of the Company to make such payment shall be discharged.

    At September 30, 1998 the Company had outstanding $366 million in principal amount of First Mortgage Bonds issued under the First Mortgage Indenture. First Mortgage Bonds may be authenticated against an equivalent principal amount of First Mortgage Bonds previously issued under the First Mortgage Indenture and/or against net expenditures for bondable property, which aggregated not less than approximately $1.3 billion on September 30, 1998. See "--Issuance of Additional First Mortgage Bonds" below. For the five years and the nine months ended September 30, 1998, gross additions to the utility properties of the Company aggregated approximately $540 million. Gross retirements for such periods were approximately $266 million.

REDEMPTION PROVISIONS

    The Senior Note Mortgage Bonds will be redeemed on the respective dates and in the respective principal amounts that correspond to the redemption dates for, and the principal amounts to be redeemed of, the corresponding series of Senior Notes. The Senior Note Mortgage Bonds will not be entitled to any covenant providing for the retirement or amortization of Senior Note Mortgage Bonds outstanding or for the certification of expenditures for bondable property in lieu of such retirement.

    In the event of an event of default under the Indenture and acceleration of the Senior Notes, the Senior Note Mortgage Bonds will be immediately redeemable in whole, upon demand of the Trustee (and surrender thereof to the Mortgage Corporate Trustee), at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See "Description of Senior Notes--Events of Default."

SECURITY

    The Senior Note Mortgage Bonds will be secured by the lien of the First Mortgage Indenture and will rank equally with all the First Mortgage Bonds at any time outstanding under and secured by the First Mortgage Indenture, except as to differences between series permitted by the First Mortgage Indenture and not affecting the rank of the lien thereof. In the opinion of Sorling, Northrup, Hanna, Cullen & Cochran, Ltd., Springfield, Illinois, Illinois counsel for the Company, the First Mortgage Indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on all or substantially all the permanent fixed properties (other than excepted property) now owned by the Company. The First Mortgage Indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions might not be effective as to proceeds, products, rents, issues or profits of property subject to the lien of the First Mortgage Indenture realized, and additional property acquired, within 90 days prior and subsequent to the filing of a case with respect to the Company under the United States Bankruptcy Code, state insolvency laws or other similar laws affecting the enforcement of creditor's rights. The First Mortgage Indenture excepts or excludes from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the Mortgage Trustees, all personal property held for sale, lease, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals under any property subject thereto, and certain real estate described therein.

MAINTENANCE AND RENEWAL

    The First Mortgage Indenture provides that so long as any First Mortgage Bonds, including the Senior Note Mortgage Bonds, are outstanding, the Company will expend during each calendar year, and certify to the Mortgage Trustees, an amount equal to 15% of its utility operating revenues for such year (after deducting from such revenues the cost of electricity and gas purchased for resale) for (i) the maintenance and repair of its mortgaged utility properties,
(ii) bondable property on which the First Mortgage Indenture is a first mortgage lien and/or (iii) the retirement of the First Mortgage Bonds of any series heretofore or hereafter issued under the First Mortgage Indenture. In lieu of such requirement, the Company may pay to the Mortgage Trustees, in cash, any deficiency in the amount required to be so expended, after deducting any unapplied excess expenditures previously made for any of such purposes. Any such cash may be applied to the retirement, through purchase, payment or redemption, of the First Mortgage Bonds (such retirement by redemption to be only if such First Mortgage Bonds are otherwise redeemable) or be withdrawn by the Company to the extent of 100% of either gross or net expenditures for bondable property on which the First Mortgage Indenture is a first mortgage lien.

    The First Mortgage Indenture also provides that (i) the Company shall maintain the mortgaged properties in good repair and working order, (ii) the Mortgage Trustees may, and if requested by holders of a majority in principal amount of all outstanding First Mortgage Bonds and furnished with the necessary funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the Company's books, should be so classified for the purpose of computing net expenditures for bondable property or otherwise and (iii) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

    The First Mortgage Indenture does not fix an overall dollar limitation on the aggregate principal amount of all First Mortgage Bonds that may be issued or outstanding thereunder. First Mortgage Bonds may be issued from time to time under the First Mortgage Indenture in a principal amount equal to: (a) 60% of eligible net expenditures made by the Company for bondable property constructed or acquired by it and on which the First Mortgage Indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, (b) the principal amount of previously authenticated First

Mortgage Bonds which have been retired or for the retirement of which the Mortgage Trustees hold the necessary funds, other than certain First Mortgage Bonds not usable for the purpose under the terms of the First Mortgage Indenture, and (c) the amount of money deposited with the Mortgage Trustees for the purpose, which money may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equivalent principal amount of First Mortgage Bonds under the First Mortgage Indenture provisions referred to in clauses (a) and (b). Upon the retirement of certain series of First Mortgage Bonds, any bonds of such series and any net expenditures for bondable property used or applied to satisfy the debt retirement provisions applicable to such series may be used as the basis for the authentication of additional First Mortgage Bonds under the First Mortgage Indenture. Net expenditures for bondable property are determined as provided in the First Mortgage Indenture. In general, bondable property means any utility plant, property or equipment owned by the Company on January 1, 1941 or constructed or otherwise acquired by it on or after that date and used or useful in its utility business. The Company owns and operates only electric and gas utility properties.

    No additional First Mortgage Bonds may be authenticated under the First Mortgage Indenture provisions referred to in clauses (a) and (c) above, or authenticated as provided in clause (b) above if such additional First Mortgage Bonds are issued more than five years prior to the maturity of such previously authenticated bonds and bear interest at a higher rate than such previously authenticated bonds, unless the Company's net earnings (as described below) for a 12-month period ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on (1) all first mortgage bonds to be outstanding under the First Mortgage Indenture immediately after such authentication, other than First Mortgage Bonds for the retirement of which the Mortgage Trustees hold the necessary funds and (2) all other indebtedness then secured by a lien equal or prior to the First Mortgage Indenture on property of the Company, with certain exceptions. The Senior Note Mortgage Bonds are expected to be issued on the basis of retired bonds and bondable property additions.

    "Net earnings" of the Company for any period means the earnings of the Company, computed in accordance with accepted principles of accounting and determined by deducting from the Company's total gross earnings and income for the period, all its operating expenses for the period, including maintenance, repairs, rentals, insurance, all taxes other than income taxes, depreciation, retirements, renewals and replacements, but not amortization, all as provided in the First Mortgage Indenture.

ACQUISITION OF PROPERTY SUBJECT TO A PRIOR LIEN

    The First Mortgage Indenture provides that the Company will not acquire any property of a value in excess of (i) $25,000,000 or (ii) 10 percent of utility plant, less accumulated depreciation, of the Company at the time of acquisition, but in no event less than $1,000,000, which at the time of acquisition is subject to a lien equal or prior to the First Mortgage Indenture (other than permitted encumbrances, and liens and prepaid liens) unless, at that time, (a) the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired and (b) the net earnings of such property during a 12-month period ending within 90 days next preceding such acquisition were at least equal to twice the annual interest charge on such obligations, except any of such obligations for the retirement of which the necessary funds are deposited under such lien or with the Mortgage Trustees.

LIMITATIONS ON COMMON STOCK DIVIDENDS

    The First Mortgage Indenture provides in effect that, so long as any First Mortgage Bonds of all prior series are outstanding, the Company will not declare or pay any dividends on its Common Stock (other than in stock), or make any other distribution on or purchase any of its Common Stock, unless, for the period beginning January 1, 1941 to the date of such payment, distribution or purchase, the total amount charged or provided by the Company for maintenance and repairs and provided for depreciation of properties subject to the lien of the First Mortgage Indenture, plus the earned surplus (retained earnings) of the Company earned during such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the Company's total utility operating revenues for the period, after deducting from such revenues the cost of electricity and gas purchased for exchange or resale. For the period January 1, 1941 to September 30, 1998, the total of the amounts so expended and provided by the Company for such maintenance, repairs and depreciation, plus the undistributed earned surplus accumulated during the period, aggregated about 22.6% of such revenues and, exclusive of such earned surplus, aggregated about 19.6% of such revenues.

MODIFICATION OF FIRST MORTGAGE INDENTURE

    The terms and provisions of the First Mortgage Indenture may be modified or amended from time to time by a supplemental indenture executed by the Company and the Mortgage Trustees and without the consent of bondholders, for any one or more of the purposes provided in the First Mortgage Indenture. Such purposes include, among others, (1) any change or modification of any of the terms or conditions of the First Mortgage Indenture, provided that such change or modification would not adversely affect the First Mortgage Bonds then outstanding and is made effective only with respect to First Mortgage Bonds authenticated after the execution of such supplemental indenture and (2) any other change or modification of such terms or conditions which is not inconsistent with the terms, and which shall not impair the security, of the First Mortgage Indenture.

    The First Mortgage Indenture may be amended in any respect with the consent of the holders of not less than 51% in principal amount of all First Mortgage Bonds of all series then outstanding that would be affected thereby, except that, without the consent of the holder of each outstanding First Mortgage Bond affected thereby, no such amendment shall, among other things, (i) extend the time or times or otherwise affect the terms of payment of the principal, interest or premium in respect of any First Mortgage Bond, or reduce the principal amount of any First Mortgage Bond or any premium thereon or the rate of interest thereon, (ii) impair the right of any bondholder to institute suit for the enforcement of any such payment in respect of its First Mortgage Bonds,
(iii) permit the creation of any lien ranking prior to, or on a parity with, the lien of the Indenture, other than permitted encumbrances and liens or prepaid liens, (iv) deprive any nonassenting bondholder of a lien on the mortgaged property for the security of the bondholder's First Mortgage Bonds or (v) reduce the percentage in principal amount of First Mortgage Bonds, the consent of the holders of which is required for any such amendment.

OTHER FIRST MORTGAGE INDENTURE PROVISIONS

    Holders of a majority in principal amount of the First Mortgage Bonds secured by the First Mortgage Indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the Mortgage Trustees. However, the Mortgage Trustees may decline to follow such directions in certain circumstances specified in the First Mortgage Indenture; the Mortgage Trustees are not required to exercise powers of entry or sale under the First Mortgage Indenture; and the Mortgage Trustees are entitled to be indemnified against expenditures incurred in connection with taking any directed action or proceeding.

    A "default" or an "event of default" under the First Mortgage Indenture means: (a) failure to pay the principal of any First Mortgage Bond when due at maturity or otherwise; (b) failure to pay First Mortgage Bond interest within 60 days after its due date; (c) failure to pay the principal of, or interest on, any prior lien bond, continued beyond the grace period (if any) specified in the lien securing such bond; (d) failure of the Company for 90 days after written demand to comply with any other covenant or condition in the First Mortgage Indenture or in any First Mortgage Bond or any prior lien bond or lien; or (e) certain events relating to bankruptcy, insolvency, assignment or receivership. The Mortgage Trustees are required to give notice to bondholders of defaults known to the Mortgage Trustees, within 90 days after the occurrence thereof; provided that the Mortgage Trustees may withhold giving notice to bondholders of defaults (other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any First Mortgage Bond) if the Mortgage Trustees determine in good faith that such withholding is in the interest of the bondholders. Upon default, the Mortgage Trustees may, among other remedies, and upon written notice from the holders of a majority in principal amount of First Mortgage Bonds then outstanding under the First Mortgage Indenture shall, declare the principal of all First Mortgage Bonds to be immediately due and payable. Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

    The Company is required to furnish to the Mortgage Trustees certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of First Mortgage Bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the First Mortgage Indenture and other matters. The Company also is required to furnish to the Mortgage Trustees, not less frequently than annually, a certificate as to the Company's compliance with all the conditions and covenants under the First Mortgage Indenture, including the satisfaction of the maintenance and renewal, and the debt retirement, provisions of the First Mortgage Indenture and an opinion of counsel with respect to the lien of the First Mortgage Indenture.

                               BOOK-ENTRY SYSTEM

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Senior Notes will initially be issued in the form of one or more Global Securities, in registered form, without coupons. The Global Security will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository.

    So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes under the Indenture, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a Global Security will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Notes and will not be considered the registered holder thereof under the Indenture. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as defined herein), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of such Senior Note.

    Global Securities may be exchanged in whole for certificated securities only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Securities or the Depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company thereupon fails to appoint a successor depository within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated securities or (iii) there shall have occurred and be continuing an event of default with respect to the Senior Notes of any series. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants (as defined below) of their interest in such Global Securities, certificated securities representing Senior Notes will be issued to each person that such Direct Participants and Indirect Participants and the Depository identify as being the Beneficial Owner (as defined below) of such Senior Notes.

    The following is based solely on information furnished by DTC:

    DTC will act as Depository for the Global Securities. The Global Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security certificate will be issued for each issue of the Global Securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing corporation" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

    Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

    To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If the Global Securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Global Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal, interest and premium payments on the Global Securities will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium on Senior Notes represented by Global Securities to DTC is the responsibility of the Company and the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of the Participants.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    The underwriters, dealers or agents of any Senior Notes may be Direct Participants of DTC.

    NONE OF THE COMPANY, THE TRUSTEE, OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                              PLAN OF DISTRIBUTION

    The Company may sell the Senior Notes (i) through underwriters or dealers;
(ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of Senior Notes will set forth the terms of the offering of such Senior Notes, including the name or names of any underwriters, the purchase price of such Senior Notes and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be named in the Prospectus Supplement relating to the particular Senior Notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the particular Senior Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Senior Notes if any are purchased.

    Senior Notes may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Senior Notes in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions.

    Any underwriters, dealers or agents participating in the distribution of the Senior Notes may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Senior Notes may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

    Unless otherwise specified in a Prospectus Supplement, the Senior Notes will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of Senior Notes, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the Senior Notes. The Prospectus Supplement will state, if known, whether or not any broker-dealer intends to make a market in the Senior Notes. If no such determination has been made, the Prospectus Supplement will so state.

                                 LEGAL OPINIONS

    The validity of the Senior Notes will be passed upon for the Company by Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company. Certain legal matters will be passed upon for any underwriters, dealers, purchasers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004.

    The statements as to matters of law or legal conclusions expressed under the caption "Description of Senior Note Mortgage Bonds--Security" in this Prospectus have been reviewed by Sorling, Northrup, Hanna, Cullen & Cochran, Ltd. and are set forth herein in reliance upon the opinion of said firm and upon said firm's authority as experts.

                                    EXPERTS

    The audited financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in the 1997 Form 10-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. On June 12, 1998 Ameren appointed PricewaterhouseCoopers LLP as its auditors and for its subsidiaries, including the Company, for the year 1998.

    With respect to the unaudited financial information of the Company for the three-month and twelve-month periods ended March 31, 1998 and 1997, the three-month, six-month and twelve-month periods ended June 30, 1998 and 1997, and the three-month, nine-month and twelve-month periods ended September 30, 1998 and 1997 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, July 23 and October 15, 1998 included in the Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 1998 and incorporated by reference in this Prospectus, state that they did not audit and they do not express an opinion on that unaudited financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been so incorporated by reference. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on that unaudited financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                  $75,000,000

                    Central Illinois Public Service Company

                           Senior Notes,   % Due

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                               December   , 1998

                         -----------------------------

                                LEHMAN BROTHERS